Exhibit 10.1

CREDIT AGREEMENT

DATED AS OF DECEMBER 7, 2007

BETWEEN

HURCO COMPANIES, INC.

AND

JPMORGAN CHASE BANK, N.A.

TABLE OF CONTENTS

ARTICLE I.	DEFINITIONS	1
1.1.	Certain Definitions	1
1.2.	Other Definitions; Rules of Construction	13

ARTICLE II.	THE CREDITS	13
2.1.	Commitment	13
2.2.	Determination of Dollar Amounts; Required Payments; Termination	13
2.3.	[Reserved]	13
2.4.	Types of Advances	13
2.5.	Fees; Reductions in Commitment	13
2.6.	Minimum Amount of Each Advance	14
2.7.	Optional Principal Payments	14
2.8.	Method of Selecting Types and Interest Periods for New Advances	14
2.9.	Conversion and Continuation of Outstanding Advances	15
2.10.	Changes in Interest Rate, etc.	15
2.11.	Rates Applicable After Default	15
2.12.	Method of Payment	16
2.13.	Noteless Agreement; Evidence of Indebtedness	16
2.14.	Telephonic Notices	16
2.15.	Interest Payment Dates; Interest and Fee Basis	17
2.16.	Lending Installations	17
2.17.	[Reserved]	17
2.18.	Facility LCs.	17
	2.18.1. Issuance	17
	2.18.2. Notice	17
	2.18.3. Administration; Reimbursement by the Bank	18
	2.18.4. Reimbursement by the Borrower	18
	2.18.5. Obligations Absolute	18
	2.18.6. Actions of the Bank	19
	2.18.7. Indemnification	19
	2.18.8. Facility LC Collateral Account	19
2.19.	[Reserved]	19
2.20.	Guarantees	19

ARTICLE III.	YIELD PROTECTION; TAXES	20
3.1.	Yield Protection	20
3.2.	Changes in Capital Adequacy Regulations	20
3.3.	Availability of Types of Advances	21
3.4.	Funding Indemnification	21
3.5.	Taxes	21
3.6.	Bank Statements; Survival of Indemnity	22

ARTICLE IV.	CONDITIONS PRECEDENT	22
4.1.	Initial Credit Extension	22
4.2.	Each Credit Extension	23

ARTICLE V.	REPRESENTATIONS AND WARRANTIES	24
5.1.	Existence and Standing	24
5.2.	Authorization and Validity	24
5.3.	No Conflict; Government Consent	24
5.4.	Financial Statements	24
5.5.	Material Adverse Change	24
5.6.	Taxes	25
5.7.	Litigation and Contingent Obligations	25
5.8.	Subsidiaries	25
5.9.	ERISA	25
5.10.	Accuracy of Information	25
5.11.	Regulation U	25
5.12.	Material Agreements	25
5.13.	Compliance With Laws	25
5.14.	Ownership of Properties	26
5.15.	Plan Assets; Prohibited Transactions	26
5.16.	Environmental Matters	26
5.17.	Investment Company Act	26
5.18.	Public Utility Holding Company Act	26
5.19.	Insurance	26
5.20.	[Reserved]	26
5.21.	Disclosure	26
5.22.	Intellectual Property	27

ARTICLE VI.	COVENANTS	27
6.1.	Financial Reporting	27
6.2.	Use of Proceeds	28
6.3.	Notice of Default	28
6.4.	Conduct of Business	28
6.5.	Taxes	28
6.6.	Insurance	29
6.7.	Compliance with Laws	29
6.8.	Maintenance of Properties	29
6.9.	Inspection	29
6.10.	Dividends	29
6.11.	Indebtedness	29
6.12.	Merger	30
6.13.	Sale of Assets	30
6.14.	Investments and Acquisitions	30
6.15.	Liens	31
6.16.	Affiliates	32
6.17.	Sale and Leaseback Transactions	32
6.18.	Contingent Obligations	32
6.19.	[Reserved]	32
6.20.	Financial Covenants	32
	6.20.1. [Reserved]	32
	6.20.2. Maximum Consolidated Total Indebtedness to Consolidated Total Capitalization	33
	6.20.3. [Reserved]	33
	6.20.4. Net Income	33
6.21.	Banking Relationship	33
6.22.	Guaranty	33
6.23.	Further Assurances	33
6.24.	Accounting Changes	33
6.25.	Inconsistent Agreements	33
6.26.	Negative Pledge Limitation	33
6.26.	Government Regulation	33

ARTICLE VII.	DEFAULTS	34

ARTICLE VIII.	ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES	36
8.1.	Acceleration; Facility LC Collateral Account	36
8.2.	Amendments	36
8.3.	Preservation of Rights	37

ARTICLE IX.	GENERAL PROVISIONS	37
9.1.	Survival of Representations	37
9.2.	Governmental Regulation	37
9.3.	Headings	37
9.4.	Entire Agreement	37
9.5.	Benefits of this Agreement	37
9.6.	Expenses; Indemnification	37
9.7.	Accounting	38
9.8.	Severability of Provisions	38
9.9.	Nonliability of the Bank	38
9.10.	Confidentiality	38
9.11.	Disclosure	38
9.12.	Construction of Certain Provisions	38
9.13.	Independence of Covenants	38
9.14.	Interest Rate Limitation	39
9.15.	USA Patriot Act Notification	39
9.16.	Termination of Existing Credit Agreement; Existing Facility LC	39

ARTICLE X.	SETOFF	39

ARTICLE XI.	BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS	40
11.1.	Successors and Assigns	40
11.2.	Participations	40
	11.2.1 Permitted Participants; Effect	40
	11.2.2 Voting Rights	40
	11.2.3 Benefit of Setoff	40
11.3.	Dissemination of Information	40

ARTICLE XII.	NOTICES	41
12.1.	Notices	41
12.2.	Change of Address	41

ARTICLE XIII.	COUNTERPARTS	41

ARTICLE XIV.	CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL	41
14.1.	CHOICE OF LAW	41
14.2.	CONSENT TO JURISDICTION	41
14.3.	WAIVER OF JURY TRIAL	42
SCHEDULE 5.8.	SUBSIDIARIES AND AFFILIATES OF THE BORROWER	44
SCHEDULE 6.14.	OTHER INVESTMENTS	45

EXHIBITS

Exhibit A – Form of Note

Exhibit B – Compliance Certificate

Exhibit C – Form of Subsidiary Guaranty

Exhibit D – Wire Transfer Instructions

Exhibit E – Form of Opinion

CREDIT AGREEMENT

This Credit Agreement, dated as of December 7, 2007, is between Hurco Companies, Inc., an Indiana corporation, and JPMorgan Chase Bank, N.A., successor by merger to Bank One, NA (Main Office Chicago).  The parties hereto agree as follows:

INTRODUCTION

A.           The Borrower desires to obtain (i) a revolving credit facility, including letters of credit, in an aggregate principal amount not exceeding $30,000,000 to be used for working capital and general corporate purposes and (ii) a separate letter of credit facility in an aggregate principal amount of New Taiwan Dollars 100,000,000 to be used as provided in Section 2.18.1(a), and the Bank is willing to provide such credit facilities on the terms herein set forth.

B.           On or about the Effective Date, Hurco Europe Limited, a corporation organized under the laws of England and Wales and a Subsidiary of the Borrower ("Hurco Europe") will enter into a Revolving Facility Agreement with the Bank, whereby the Bank will agree, subject to the terms and conditions thereof, to make revolving credit loans to Hurco Europe in an aggregate principal amount not to exceed British Pounds Sterling 1,000,000 for Hurco Europe's general working capital purposes (the "UK Facility").

C.           On or about the Effective Date, Hurco Manufacturing Ltd., Taiwan, a corporation organized under the laws of Taiwan and a Subsidiary of the Borrower ("Hurco Taiwan") will enter into a General Agreement for Banking Transactions and a Banking Facilities Confirmation Letter with the Bank (together with any promissory note(s) and security documents entered into in connection therewith from time to time, all as amended or  modified from time to time, including any agreement(s) or instrument(s) entered into with the Bank in replacement thereof, the "Taiwan Facility Documents"), whereby the Bank will agree, subject to the terms and conditions thereof, to provide a revolving credit facility to Hurco Taiwan in an aggregate principal amount not to exceed New Taiwan Dollars 100,000,000 for Hurco Taiwan's general working capital purposes (the "Taiwan Facility").

In consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1           Certain Definitions.  As used herein, the following terms have the following respective meanings:

"Active Subsidiary" means a Subsidiary of the Borrower which is not an Inactive Subsidiary.

"Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

"Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

"Agreement" means this Credit Agreement, as it may be amended or modified and in effect from time to time.

"Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

"Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 1% per annum.

"Applicable Margin" means, with respect to the Eurodollar Rate, Floating Rate and Commitment Fees, the applicable percentage rates per annum set forth in the table below based upon the Total Funded Debt/EBITDA Ratio as of the date of the applicable Loan or Commitment Fee:

Total Funded Debt/EBITDA Ratio	Eurodollar Loans (% per annum)	Floating Rate Loans (% per annum)	Commitment Fee (% per annum)
Greater than 4.0	1.75%	0%	.25%
Greater than 3.25 and less than or equal to 4.0	1.5%	0%	.20%
Greater than 2.5 and less than or equal to 3.25	1.25%	-.25%	.15%
Greater than 1.75 and less than or equal to 2.50	1.0%	-.50%	.125%
Greater than 1.0 and less than or equal to 1.75	.75%	-.75%	.125%
Less than or equal to 1.0	.50%	-1.0%	.05%

Notwithstanding the above, the Applicable Margin with respect to the Eurodollar Rate and the Floating Rate shall be adjusted quarterly as necessary as of the first day of the month following the Bank receiving the financial statements required pursuant to Section 6.1(ii) allowing the Total Funded Debt/EBITDA Ratio to be calculated for the quarterly periods ending on each January 31, April 30, July 31, and October 31.  Prior to January 1, 2008, the Applicable Margin shall be determined based on the Total Funded Debt/EBITDA Ratio being less than 1.0.

"Article" means an article of this Agreement unless another document is specifically referenced.

"Authorized Officer" means any of the President, Chief Executive Officer, Chief Financial Officer, or Corporate Controller of the Borrower, acting singly.

"Bank" means JPMorgan Chase Bank, N.A., any of its Lending Installations, and any of their respective successors and assigns.

"Borrower" means Hurco Companies, Inc., an Indiana corporation, and its successors and assigns.

"Borrowing Date" means a date on which a Loan is made hereunder.

"Borrowing Notice" is defined in Section 2.8.

"Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Loans, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

"Capital Stock" of any person means any equity securities, any securities exchangeable for or convertible into equity securities, and any warrants, rights, or other options to purchase or otherwise acquire such securities.

"Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

"Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

"Cash Equivalent Investments" means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody's, (iii) investment grade quality auction rate notes, (iv) demand deposit accounts maintained in the ordinary course of business, and (v) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency (other than the passage of time or notice) regarding the payment of principal or interest.

"Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

"Collateral Shortfall Amount" is defined in Section 8.1.

"Commitment" means, the obligation of the Bank pursuant to Section 2.1(a) to make Loans to, and issue US Facility LCs upon the application of, the Borrower in an aggregate amount not exceeding $30,000,000, reduced by the amount as permitted pursuant to Section 2.5(c).

"Consolidated Assets" as of any date means the aggregate book value of the total assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with Agreement Accounting Principles.

"Consolidated EBITDA" means, with reference to any period, Consolidated Net Income for such period determined in accordance with Agreement Accounting Principles plus, to the extent deducted in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for income taxes, (iii) depreciation, (iv) amortization, (v) extraordinary losses incurred other than in the ordinary course of business, (vi) non-current asset write downs, and (vii) non-cash losses on equity interests of Affiliates, minus, to the extent included in Consolidated Net Income, extraordinary gains realized other than in the ordinary course of business (including without limitation non-cash gains on equity interests of Affiliates), all calculated for the Borrower and its Subsidiaries on a consolidated basis.

"Consolidated Interest Expense" means, with reference to any period, the interest expense of the Borrower and its Subsidiaries (including the interest component of Rentals under Capitalized Leases and capitalized interest) calculated on a consolidated basis for such period.

"Consolidated Net Income" means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

"Consolidated Net Worth" means, as of any date, (a) the amount of any Capital Stock, paid-in-capital, and similar equity accounts of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time, plus (or minus in the case of a deficit) the capital surplus and retained earnings of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time and excluding the amount of Other Comprehensive Income of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time, less (b) any treasury stock of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

"Consolidated Total Capitalization" means at any time the sum of Consolidated Total Indebtedness and Consolidated Net Worth, each calculated at such time.

"Consolidated Total Indebtedness" means, as of any date, the Indebtedness of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with Agreement Accounting Principles, which, without duplication, either (a) is interest-bearing and, in accordance with Agreement Accounting Principles, should be reflected on a consolidated balance sheet of the Borrower and its Subsidiaries as of such date or (b) consists of Letters of Credit, valued at the undrawn face amount thereof.

"Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

"Controlled Group" means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

"Conversion/Continuation Notice" is defined in Section 2.9.

"Credit Extension" means the making of a Loan or the issuance of a Facility LC hereunder.

"Credit Extension Date" means the Borrowing Date for a Loan or the issuance date for a Facility LC.

"Credit Obligations" means all present and future obligations and other liabilities of the Borrower and its Subsidiaries (without duplication) arising under or included within the Outstanding Facilities, as amended from time to time, including without limitation any interest, premium, fees, expenses, and charges relating thereto and any renewals, extensions, and refundings of the foregoing.  The principal amount of the Credit Obligations shall be the aggregate of the outstanding principal amount of all Loans outstanding under the Outstanding Facilities plus the undrawn face amount of the Facility LCs.

"Default" means an event described in Article VII.

"Dollars" and "$" shall mean the lawful currency of the United States of America.

"Domestic Subsidiaries" means all Subsidiaries of the Borrower which are organized under the laws of one of the states of the United States.

"Effective Date" means the date on which the Borrower satisfies the conditions set forth in Section 4.1.

"Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

"Eurodollar Loan" means a Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

"Eurodollar Rate" means, with respect to a Eurodollar Loan for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Reference Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, if any, plus (ii) the Applicable Margin, changing when and as the Applicable Margin changes.

"Eurodollar Reference Rate" means, with respect to any Eurodollar Loan for the relevant Interest Period, rate appearing on page 3750 of the Moneyline Telerate Service (or any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Bank from time to time for purpose of providing quotations of interest rate, applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period, provided that, if no such British rate is available, the applicable Eurodollar Reference Rate for the relevant Interest Period shall instead be the rate determined by the Bank to be the rate at which the Bank offers to place dollar deposits in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of the relevant Eurodollar Loan and having a maturity comparable to such Interest Period.

"Excluded Taxes" means, in the case of the Bank or applicable Lending Installation, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which the Bank is incorporated or organized or (ii) the jurisdiction in which the Bank's principal executive office or the Bank's applicable Lending Installation is located.

"Exhibit" refers to an exhibit to this Agreement, unless another document is specifically referenced.

"Existing US Facility LC" means that certain standby letter of credit number CBCI-299975 in the face amount of $1,354,488.00 issued by the Bank for the account of the Borrower.

"Facility LC" is defined in Section 2.18.1.

"Facility LC Application" is defined in Section 2.18.2.

"Facility LC Collateral Account" is defined in Section 2.18.8.

"Facility Termination Date" means December 7, 2012.

"Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by the Bank in its sole discretion.

"Floating Rate" means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate and Applicable Margin change; provided, however, that at no time may the Floating Rate be less than the then applicable Eurodollar Rate for a Eurodollar Loan in Dollars for an Interest Period of one month.

"Floating Rate Loan" means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

"Guarantors" means Hurco International Inc. and Hurco International Holdings, Inc. as signatories to the Guaranty and any other Person who guaranties to the Bank the Borrower's payment and performance of its obligations under this Agreement and the other Loan Documents, including without limitation each other Subsidiary which becomes a party to the Guaranty after the date of this Agreement, and their respective successors and assigns.

"Guaranty" means, collectively, that certain Subsidiary Guaranty, dated of even date herewith, executed by the Guarantors in favor of the Bank substantially in the form of Exhibit C, and any other such Subsidiary Guaranty executed by any Guarantors from time to time.

"Hurco BV" means Hurco B.V., a limited liability company organized under the laws of the Netherlands, and an indirect wholly-owned subsidiary of the Borrower.

"Hurco Deferred Compensation Plan" means the unfunded plan adopted by the Borrower for the purpose of providing deferred compensation for a select group of management personnel or other employees of the Borrower, as evidenced by the CORPORATE plan for Retirement Select Plan and Basic Plan Document effective as of July 1, 1996, as amended, and the related Hurco Deferred Compensation Plan Trust Agreement.

"Hurco Deferred Compensation Plan Trust Agreement" means the Trust Agreement dated as of April 11, 1996, between the Borrower and Fidelity Management Trust Company, as amended.

"Hurco Europe" is defined in the Introduction to this Agreement.

"Hurco GmbH" means Hurco GmbH Werkzeugmaschinen CIM-Bausteine Vertreib und Service, a corporation organized under the laws of the Federal Republic of Germany, and an indirect wholly-owned subsidiary of the Borrower.

"Hurco GmbH Facility" means a credit facility of Hurco GmbH and Hurco BV in a maximum principal amount of Three Million Euros obtained from Dresdner Bank or any affiliate or successor thereof which may be secured by assets of Hurco GmbH and Hurco BV and an unsecured guaranty of payment of the Borrower.

"Hurco Taiwan" is defined in the Introduction to this Agreement.

"Hurco UK Guaranty" means the guaranty dated on or about the Effective Date, executed by the Borrower in favor of the Bank, by which the Borrower has guaranteed to the Bank the obligations of Hurco Europe under the UK Facility, as it may be amended, modified or confirmed and in effect from time to time.

"Hurco Taiwan Guaranty" means the guaranty dated on or about the Effective Date, executed by the Borrower in favor of the Bank, by which the Borrower has guaranteed to the Bank the obligations of Hurco Taiwan under the Taiwan Facility, as it may be amended, modified or confirmed and in effect from time to time.

"Inactive Subsidiary" means a Subsidiary of the Borrower not actively engaged in business, and which has assets with a book value less than or equal to $10,000.   Schedule 5.8 lists all Inactive Subsidiaries existing on the Effective Date.  Notwithstanding anything to the contrary, so long as Hurco Technology, Inc., an Indiana corporation, holds only patents and other intellectual property and has total annual revenues of not greater than $500,000, all of which is derived from licensing of that intellectual property, it shall be deemed an Inactive Subsidiary.

"Indebtedness" of a Person means, without duplication, such Person's (i) obligations for borrowed money (including without limitation, with respect to the Borrower, all Reimbursement Obligations, all Credit Obligations and all Rate Management Transactions), (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) all obligations of such Person to purchase goods, property, or services where payment therefor is required, regardless of whether delivery of such goods or property or the performance of such services is ever made or tendered (generally referred to as "take or pay contracts"), (viii) all liabilities of such person in respect of Unfunded Liabilities under any Plan of such Person or of any ERISA Affiliate and (ix) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person, including without limitation all obligations of others similar in character to those described in clauses (i) through (viii) of this definition for which such Person is contingently liable, as guarantor, surety, accommodation party, partner or in any other capacity, or in respect of which obligations such person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all reimbursement obligations of such Person in respect of letters of credit, surety bonds, or similar obligations, and all obligations of such Person to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such other Person.

"Intellectual Property" is defined in Section 5.22.

"Interest Period" means, with respect to a Eurodollar Loan, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement.  Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month.  If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

"Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by  such Person.

"LC Fee" is defined in Section 2.5(b).

"LC Obligations" means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.

"LC Payment Date" is defined in Section 2.18.3.

"Lending Installation" means any office of the Bank in Chicago, Illinois or any office, branch, subsidiary or affiliate of the Bank selected by the Bank pursuant to Section 2.16 or providing the UK Facility or the Taiwan Facility.

"Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

"Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

"Loan" means any loan by the Bank made pursuant to Article II (or any conversion or continuation thereof).

"Loan Documents" means this Agreement, the Facility LC Applications, any Notes issued pursuant to Section 2.15, the Guaranty, the Hurco UK Guaranty, the Hurco Taiwan Guaranty, and all other agreements and documents executed or delivered in connection with any of the foregoing at any time, as each may be amended or modified from time to time.

"Material Adverse Effect" means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower or any Subsidiary to perform its obligations under the Loan Documents to which it is a party, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Bank thereunder.

"Modify" and "Modification" are defined in Section 2.18.1.

"Moody's" means Moody's Investors Service, Inc., and any successor thereto.

"Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

"New Taiwan Dollars" shall mean the lawful currency of Taiwan.

"Note" is defined in Section 2.13 and includes any and all notes executed pursuant to this Agreement, each in the form of Exhibit A.

"Obligations" means all Reimbursement Obligations, Credit Obligations, and all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Bank or any indemnified party arising under the Loan Documents.

"Operating Lease" of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

"Other Comprehensive Income" means that amount reported in the Borrower's consolidated balance sheet as "Accumulated Other Comprehensive Income (Loss)" and which is included in total shareholders' equity in accordance with Agreement Accounting Principles.

"Other Taxes" is defined in Section 3.5(ii).

"Outstanding Credit Exposure" means, at any time, the sum of (i) the aggregate principal amount of the Loans outstanding at such time, plus (ii) an amount equal to the LC Obligations at such time.

"Outstanding Facilities" means, collectively and without duplication, the Loans and the Facility LCs, each as existing following the Effective Date.

"Participants" is defined in Section 11.2.1.

"Payment Date" means the last day of each quarter.

"PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

"Permitted Liens" means Liens permitted by Section 6.15.

"Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

"Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

"Prime Rate" means the rate of interest per annum announced from time to time by the Bank as its prime rate.  The Prime Rate is a variable rate and each change in the Prime Rate is effective from and including the date the change is announced as being effective.  THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE THE BANK'S LOWEST RATE.

"Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

"Rate Management Transaction" means any transaction (including an agreement with respect thereto) now existing or hereafter entered into between the Borrower and any Person which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

"Rate Management Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

"Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

"Reimbursement Obligations" means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.18 to reimburse the Bank for amounts paid by the Bank in respect of any one or more drawings under Facility LCs.

"Rentals" of a Person means the aggregate fixed amounts payable by such Person under any Operating Lease.

"Replacement Taiwan Facility" means a senior revolving credit facility issued by a Replacement Taiwan Lender to be used by Hurco Taiwan for its general working capital purposes at any time the Taiwan Facility no longer is available to Hurco Taiwan and all amounts owing under the Taiwan Facility have been paid in full.  Without limitation, the Taiwan Facility shall be deemed no longer available if: (i) the Bank demands payment of all or any portion of the principal amount outstanding under the Taiwan Facility and at the time of such demand no

"Event of Default" (as that term is defined in the Taiwan Facility Documents) has occurred and is continuing; or (ii) the Bank fails to honor any proper request for an advance or loan under the Taiwan Facility at a time when all conditions to availability under the Taiwan Facility have been satisfied, no "Event of Default" (as that term is defined in the Taiwan Facility Documents) has occurred and is continuing and, if such advance or loan were made, the aggregate principal amount of all loans and advances outstanding under the Taiwan Facility would not exceed the "Ceiling" (as that term is defined in the Taiwan Facility Documents).

"Replacement Taiwan Lender" means any depository bank customarily providing senior revolving credit facilities denominated in New Taiwan Dollars to borrowers in Taiwan for working capital purposes.

"Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

"Reports" is defined in Section 9.6.

"Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D  or any comparable regulation from time to time on Eurocurrency funding.  Eurodollar Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without the benefit of or credit for pro-ration, exemption or offset, that may be available under such Regulation D or any comparable regulation.  The Reserve Requirement shall be adjusted automatically on and as of the effective date of any change of such reserve requirement.

"S&P" means Standard and Poor's Ratings Services, a division of The McGraw Hill Companies, Inc., and any successor thereto.

"Sale and Leaseback Transaction" means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

"Schedule" refers to a specific schedule to this Agreement, unless another document is specifically referenced.

"Section" means a numbered section of this Agreement, unless another document is specifically referenced.

"Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

"Subordinated Indebtedness" of a Person means any Indebtedness of such Person for borrowed money the payment of which is subordinated to payment of the Obligations and any Rate Management Obligations to the written satisfaction of the Bank.

"Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

"Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 7.5% of the consolidated net sales of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

"Taiwan Facility"  is defined in the Introduction to this Agreement.

"Taiwan Facility Documents"  is defined in the Introduction to this Agreement.

"Taiwan Facility LC" is defined in Section 2.18.1.

"Taiwan Facility LC Commitment" means, the obligation of the Bank pursuant to Section 2.1(b) to issue Taiwan Facility LCs upon the application of the Borrower in an aggregate amount not exceeding New Taiwan Dollars 100,000,000.

"Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

"Total Funded Debt/EBITDA Ratio" means the ratio of Consolidated Total Indebtedness as of the end of each fiscal quarter of the Borrower to Consolidated EBITDA for the four consecutive fiscal quarters then ending.

"Transferee" is defined in Section 11.3.

"Type" means, with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.

"UK Facility" is defined in the Introduction to this Agreement.

"Unfunded Liabilities" means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.
"Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

"US Facility LC" is defined in Section 2.18.1.

"Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

1.2           Other Definitions; Rules of Construction.  The foregoing definitions include both the singular and the plural forms thereof and shall be construed accordingly.  All computations required hereunder and all financial terms used herein shall be made or construed in accordance with Agreement Accounting Principles unless such principles are inconsistent with the express requirements of this Agreement; provided that, if the Borrower notifies the Bank that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in Agreement Accounting Principles in the operation of such covenant (or if the Bank notifies the Borrower that the Bank wishes to amend Article VI for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of Agreement Accounting Principles in effect immediately before the relevant change in Agreement Accounting Principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Bank.  Use of the terms "herein", "hereof", and "hereunder" shall be deemed references to this entire Agreement and not to the Section or clause in which the term appears.  References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

ARTICLE II

THE CREDITS

2.1.           Commitments.

(a)           Loans and US Facility LCs.  From and including the Effective Date and prior to the Facility Termination Date, the Bank agrees, on the terms set forth in this Agreement, to (i) make Loans to the Borrower from time to time, and (ii) issue US Facility LCs upon the request of the Borrower, in amounts not to exceed in aggregate principal amount at any time outstanding the amount of the Commitment as of the date any such Loan is made or US Facility LC is issued or a Modification thereof is to be made.  All Loans shall be made and US Facility LCs shall be issued in Dollars.  Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Loans at any time prior to the Facility Termination Date.  The Commitment to extend credit under this Section 2.1(a) shall expire on the Facility Termination Date.  The Bank will issue US Facility LCs hereunder on the terms set forth in Section 2.18.

(b)           Taiwan Facility LCs.  From and including the Effective Date and prior to the Facility Termination Date, the Bank agrees, on the terms set forth in this Agreement, to issue Taiwan Facility LCs upon the request of the Borrower, in amounts not to exceed in aggregate principal amount at any time outstanding the amount of the Taiwan Facility LC Commitment as of the date any such Taiwan Facility LC is issued or a Modification thereof is to be made.  All Taiwan Facility LCs shall be issued in New Taiwan Dollars and shall be used in connection with one or more Replacement Taiwan Facilities.  The Taiwan Facility LC Commitment to extend credit hereunder shall expire on the Facility Termination Date.  The Bank will issue Taiwan Facility LCs hereunder on the terms set forth in Section 2.18.

2.2.           Required Payment.  In addition to any other payments required under this Agreement, the Outstanding Credit Exposure and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

2.3.          [Reserved]

2.4.           Types of Loans.  The Loans may be Floating Rate Loans or Eurodollar Loans, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

2.5.           Fees; Reductions in Commitment.

(a)           Commitment Fee.  The Borrower agrees to pay to the Bank a commitment fee at a per annum rate equal to the Applicable Margin on the daily unused amount of the Commitment from the Effective Date to and including the Facility Termination Date, payable quarterly in arrears and on the Facility Termination Date.  The commitment fee for each fiscal quarter of the Borrower shall be due and payable within ten (10) days after the Bank submits a statement to the Borrower of the amount due for such fiscal quarter, based on the Bank's determination of the Applicable Margin for such fiscal quarter.

(b)           LC Fees.  The Borrower shall pay to the Bank (i) with respect to each standby Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Margin for Eurodollar Loans in effect from time to time on the average daily undrawn stated amount under such standby Facility LC, subject to the Bank's standard minimum fee existing at the time of issuance, such fee to be payable in advance on each Payment Date, and (ii) with respect to each commercial Facility LC, a one-time letter of credit fee at times and in amounts as the Borrower and the Bank may agree from time to time (each such fee described in this sentence, an "LC Fee").  The Borrower shall also pay to the Bank at the time each Facility LC is issued documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the Bank's standard schedule for such charges as in effect from time to time.

(c)           Optional Reductions in Commitment.  From time to time, the Borrower may permanently reduce the Commitment in a minimum amount of $1,000,000 and in integral multiples of $500,000, upon written notice to the Bank, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Commitment may not be reduced below the aggregate principal amount of the Outstanding Credit Exposure for Loans and US Facility LCs.

(d)           Mandatory Prepayments.  Notwithstanding anything in this Agreement to the contrary, if at any time the aggregate amount of the Outstanding Credit Exposure for Loans and US Facility LCs exceeds the Commitment, and upon written notice from the Bank of such occurrence, the Borrower shall immediately repay Loans, and otherwise provide funds to the Bank, in an aggregate principal amount sufficient to eliminate any such excess, to be applied first to amounts outstanding under the Loan, and then to the Facility LC Collateral Account in respect to US Facility LCs.

2.6.           Minimum Amount of Each Loan; Limitation on Eurodollar Interest Periods.  Each Eurodollar Loan shall be in the minimum amount of $1,000,000 and in multiples of $100,000 if in excess thereof, and each Floating Rate Loan shall be in the minimum amount of $100,000 and in multiples of $10,000 if in excess thereof, provided, any Floating Rate Loan may be in the amount of the unused Commitment.  There shall be no more than five (5) different Interest Periods in effect at any time.

2.7.           Optional Principal Payments.  The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Loans, or, in a minimum aggregate amount of $100,000 or any integral multiple of $10,000 in excess thereof, any portion of the outstanding Floating Rate Loans.  The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Loans, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Eurodollar Loan upon three Business Days' prior notice to the Bank.

2.8.           Method of Selecting Types and Interest Periods for New Loans.  The Borrower shall select the Type of Loan and, in the case of each Eurodollar Loan, the Interest Period applicable thereto from time to time.  The Borrower shall give the Bank irrevocable notice (a "Borrowing Notice") not later than Noon (Chicago time) on the Borrowing Date of each Floating Rate Loan and three Business Days before the Borrowing Date for each Eurodollar Loan, specifying:

(i)	the Borrowing Date, which shall be a Business Day, of such Loan,

(ii)	the aggregate amount of such Loan,

(iii)	the Type of Loan selected, and

(iv)	in the case of each Eurodollar Loan, the Interest Period applicable thereto.

2.9.           Conversion and Continuation of Outstanding Loans.  Floating Rate Loans shall continue as Floating Rate Loans unless and until such Floating Rate Loans are converted into Eurodollar Loans pursuant to this Section 2.9 or are repaid in accordance with Section 2.7.  Each Eurodollar Loan shall continue as a Eurodollar Loan until the end of the then applicable Interest Period therefor, at which time each such Eurodollar Loan shall be automatically converted into a Floating Rate Loan unless (x) such Eurodollar Loan is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Bank a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Eurodollar Loan either continue as a Eurodollar Loan for the same or another Interest Period or be converted into a Floating Rate Loan.  Any conversion of any Eurodollar Loan shall be made only on the last day of the Interest Period applicable thereto

Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of a Floating Rate Loan into a Eurodollar Loan.  The Borrower shall give the Bank irrevocable notice (a "Conversion/Continuation Notice") of each conversion of a Floating Rate Loan into a Eurodollar Loan or continuation of a Eurodollar Loan not later than 10:00 a.m. (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

(i)	the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)	the aggregate amount and Type of the Loan which is to be converted or continued, and,

(iii)	the amount of such Loan which is to be converted into or continued as a Eurodollar Loan and the duration of the Interest Period applicable thereto.

2.10.           Changes in Interest Rate, etc.  Each Floating Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Loan is made or is converted from a Eurodollar Loan into a Floating Rate Loan pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurodollar Loan pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day.  Changes in the rate of interest on that portion of any Loan maintained as a Floating Rate Loan will take effect simultaneously with each change in the Alternate Base Rate.  Each Eurodollar Loan shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Bank as applicable to such Eurodollar Loan based upon the Borrower's selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof.  No Interest Period may end after the Facility Termination Date.

2.11.           Rates Applicable After Default.  Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, during the continuance of a Default or Unmatured Default the Bank may, at its option, by notice to the Borrower, declare that no Loan may be made as, converted into or continued as a Eurodollar Loan.  During the continuance of a Default the Bank may, at its option, by notice to the Borrower, declare that (i) each Eurodollar Loan shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (ii) each Floating Rate Loan shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum and (iii) the LC Fee shall be increased by 2% per annum, provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above and the increase in the LC Fee set forth in clause (iii) above shall be applicable to all Credit Extensions without any election or action on the part of the Bank.

2.12.           Method of Payment.

(a)   Each Loan shall be repaid and each payment of interest thereon shall be paid in Dollars.  All Reimbursement Obligations shall be paid in the currency in which the related draw on the relevant Facility LC was paid.  All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Bank at the Bank's address specified pursuant to Article XII, or at any other Lending Installation of the Bank specified in writing by the Bank to the Borrower, by noon (Chicago time) on the date when due and shall (except in the case of Reimbursement Obligations for which the Bank has not been fully indemnified, or as otherwise specifically required hereunder) be applied by the Bank as it may determine in its sole discretion.  The Bank is authorized to charge any account of the Borrower maintained with the Bank or any of its Affiliates for each payment of principal, interest, Reimbursement Obligations and fees as it becomes due hereunder.

(b)   Notwithstanding the foregoing provisions of this Section, if, after the Bank pays any draw on any Taiwan Facility LC in New Taiwan Dollars, currency control or exchange regulations are imposed in Taiwan with the result that such currency no longer exists or the Borrower is not able to make payment to the Bank in New Taiwan Dollars, then all payments to be made by the Borrower hereunder and under the other Loan Documents in New Taiwan Dollars shall instead be made when due in Dollars in an amount equal to the Dollar equivalent of such payment due, it being the intention of the parties hereto that the Borrower take all risks of the imposition of any such currency control or exchange regulations.  The Dollar equivalent of New Taiwan Dollars will be determined at the exchange rate as quoted by a source selected by the Bank in its sole discretion for the purchase of Dollars on the date such payment is due.

2.13.           Noteless Agreement; Evidence of Indebtedness.  (i)  The Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Bank resulting from each Loan made by the Bank from time to time, including the amounts of principal and interest payable and paid to the Bank from time to time hereunder.

                  (ii)           The Bank shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Bank hereunder, (c) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (d) the amount of any sum received by the Bank hereunder from the Borrower.

                  (iii)           The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

                  (iv)           The Bank may request that its Loan be evidenced by a promissory note (a "Note").  In such event, the Borrower shall prepare, execute and deliver to the Bank a Note payable to the order of the Bank in a form supplied by the Bank.  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 11.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 11.3, except to the extent that the Bank or assignee subsequently returns any such Note for cancellation and requests that the Loan once again be evidenced as described in paragraphs (i) and (ii) above.

2.14.           Telephonic Notices.  The Borrower authorizes the Bank to extend, convert or continue Loans, effect selections of Types of Loans and to transfer funds based on telephonic notices made by any person or persons the Bank in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically.  The Borrower agrees to deliver promptly to the Bank a written confirmation, if such confirmation is requested by the Bank, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Bank, the records of the Bank shall govern absent manifest error.

2.15.           Interest Payment Dates; Interest and Fee Basis.  Interest accrued on each Floating Rate Loan shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof and at maturity.  Interest accrued on each Eurodollar Loan shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Loan is prepaid, whether by acceleration or otherwise, and at maturity.  Interest accrued on each Eurodollar Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period.  Interest and LC Fees shall be calculated for actual days elapsed on the basis of a 360-day year.  Interest shall be payable for the day a Loan is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment.  If any payment of principal of or interest on a Loan shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.16.           Lending Installations.  The Bank may make and issue and book the Loans and Facility LCs at and through any Lending Installation, including without limitation any Lending Installation designated by the Bank by written notice to the Borrower, and Loan payments and payments with respect to Facility LCs may be for the account of any such Lending Installation.  All terms of this Agreement shall apply to any such Lending Installation and the Loan, Facility LCs, and any Note issued hereunder shall be deemed held by the Bank for the benefit of any such Lending Installation.  The Bank may, by written notice to the Borrower, designate replacement or additional Lending Installations through which Facility LCs will be issued by it and for whose account payments with respect to Facility LCs are to be made.

2.17.          [Reserved]

2.18.           Facility LCs.

2.18.1.        Issuance.

(a) The Bank agrees, on the terms set forth in this Agreement, to issue standby and commercial letters of credit (i) for the Borrower's general corporate purposes (each, a "US Facility LC") and (ii) for the purpose of providing credit enhancement for the benefit of one or more Replacement Taiwan Lenders to induce such Replacement Taiwan Lenders to provide one or more Replacement Taiwan Facilities in an aggregate principal amount not to exceed the amount of the Taiwan Facility LC Commitment (each, a "Taiwan Facility LC", and any and all US Facility LCs and Taiwan Facility LCs, each a "Facility LC"), and to renew, extend, increase, decrease or otherwise modify each Facility LC ("Modify" and each such action a "Modification"), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (A) the aggregate amount of the outstanding LC Obligations with respect to US Facility LCs shall not exceed the Commitment, (B) the Outstanding Credit Exposure for Loans and US Facility LCs shall not exceed the Commitment and (C) the aggregate amount of the outstanding LC Obligations with respect to Taiwan Facility LCs shall not exceed the Taiwan Facility LC Commitment.  No Facility LC shall have an expiry date later than the earlier of (x) the fifth Business Day prior to the Facility Termination Date and (y) one year after its issuance.

2.18.2.        Notice.  Subject to Section 2.18.1, the Borrower shall give the Bank notice prior to 10:00 a.m. (Chicago time) at least five Business Days prior to the proposed date of issuance or Modification of each Facility LC specifying whether such Facility LC is a US Facility LC or a Taiwan Facility LC, the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby.  The issuance or Modification by the Bank of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which the Bank shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to the Bank and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the Bank shall have reasonably requested (each, a "Facility LC Application").  In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.  The Borrower understands and agrees that although any Taiwan Facility LC may be denominated in New Taiwan Dollars, the Bank shall reserve the right to effect payment of any draw on any Taiwan Facility  LC in Dollars in the amount equal to the Dollar equivalent of such draw if New Taiwan Dollars is not a currency available to the Bank at the time of drawing.  The Dollar equivalent of New Taiwan Dollars will be determined at the exchange rate as quoted by a source selected by the Bank in its sole discretion for the purchase of Dollars on the day immediately preceding the actual date of payment.

2.18.3.        Administration; Reimbursement by the Bank .  Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the Bank shall promptly notify the Borrower as to the amount to be paid by the Bank as a result of such demand and the proposed payment date (the "LC Payment Date").  The responsibility of the Bank to the Borrower shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC.

2.18.4.        Reimbursement by the Borrower.  The Borrower shall be irrevocably and unconditionally obligated to reimburse the Bank on or before the applicable LC Payment Date for any amounts to be paid by the Bank upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that the Borrower shall not be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the Bank in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the Bank's failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC.  All such amounts paid by the Bank and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Loans for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to Floating Rate Loans for such day if such day falls after such LC Payment Date.  Subject to the terms of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.8 and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrower may request a Loan hereunder for the purpose of satisfying any Reimbursement Obligation.

2.18.5.        Obligations Absolute.  The Borrower's obligations under this Section 2.18 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Bank or any beneficiary of a Facility LC.  The Borrower further agrees with the Bank that the Bank shall not be responsible for, and the Borrower's Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, Hurco Taiwan, Hurco Europe, any of its other Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee.  The Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC.  The Borrower agrees that any action taken or omitted by the Bank under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put the Bank under any liability to the Borrower.  Nothing in this Section 2.18.5 is intended to limit the right of the Borrower to make a claim against the Bank for damages as contemplated by the proviso to the first sentence of Section 2.18.4.

2.18.6.        Actions of the Bank.  The Bank shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Bank.  The Bank shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

2.18.7.        Indemnification.  The Borrower indemnifies and holds harmless the Bank, and its directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which the Bank may incur (or which may be claimed against the Bank by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the Bank may incur by reason of or in connection with, by reason of or on account of the Bank issuing any Facility LC which specifies that the term "Beneficiary" included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the Bank, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify the Bank for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the Bank in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) the Bank's failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC.  Nothing in this Section 2.18.7 is intended to limit the obligations of the Borrower under any other provision of this Agreement.

2.18.8.        Facility LC Collateral Account.  The Borrower agrees that it will, upon the request of the Bank and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the Bank in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Bank (the "Facility LC Collateral Account") at the Bank's office at the address specified pursuant to Article XII, in the name of the Borrower but under the sole dominion and control of the Bank and in which the Borrower shall have no interest other than as set forth in Section 8.1.  The Borrower pledges and assigns to the Bank, and grants to the Bank a security interest in, all of the Borrower's right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations.  The Bank will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of the Bank having a maturity not exceeding 30 days.  Nothing in this Section 2.18.8 shall either obligate the Bank to require the Borrower to deposit any funds in the Facility LC Collateral Account or limit the right of the Bank to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 8.1.

2.19.          [Reserved]

2.20.          Guarantees.  To secure the payment when due of any Note and the other Obligations to the Bank, the Guarantors shall execute and deliver to the Bank the Guaranty.

2.21.          [Reserved]

2.22.          Judgment Currency.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the "specified currency") into another currency, the parties agree that the rate of exchange used shall be that at which in accordance with normal banking procedures the Bank could purchase the specified currency with such other currency at the Bank's main Chicago office on the Business Day preceding that on which final, non-appealable judgment is given.  The obligations of the Borrower in respect of any sum due to the Bank shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by the Bank of any sum adjudged to be so due in such other currency the Bank may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency.  If the amount of the specified currency so purchased is less than the sum originally due to the Bank in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Bank against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to the Bank in the specified currency, the Bank agrees to remit such excess to the Borrower.

ARTICLE III

YIELD PROTECTION; TAXES

3.1.           Yield Protection.  In the event that any applicable law, treaty or other international agreement, rule, or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to the Bank or applicable Lending Installation, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Bank or applicable Lending Installation with any guideline, request or directive of any such authority (whether or not having the force of law), shall (a) affect the basis of taxation of payments to the Bank of any amounts payable by the Borrower under this Agreement (other than Excluded Taxes), or (b) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Bank or applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Loans), or (c) shall impose any other condition with respect to this Agreement, the Commitment, any Note, or the Loan, or any Facility LC, and the result of any of the foregoing is to increase the cost to the Bank or applicable Lending Installation of making, funding, or maintaining any Eurodollar Loan or any Facility LC or to reduce the amount of any sum receivable by the Bank or applicable Lending Installation thereon, then the Borrower shall pay to the Bank, from time to time, upon its request, additional amounts sufficient to compensate the Bank for such increased cost or reduced sum receivable.  A statement as to the amount of such increased cost or reduced sum receivable, prepared in good faith and in reasonable detail by the Bank and submitted by the Bank to the Borrower, shall be conclusive and binding for all purposes absent manifest error in computation.

3.2.           Changes in Capital Adequacy Regulations.  In the event that any applicable law, treaty, or other international agreement, rule, or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to the Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Bank with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by the Bank (or any corporation controlling the Bank) and the Bank determines that the amount of such capital is increased by or based upon the existence of the Bank's obligations hereunder and such increase has the effect of reducing the rate of return on the Bank's (or such controlling corporation's) capital as a consequence of such obligations hereunder to a level below that which the Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then the Borrower shall pay to the Bank from time to time, upon request by the Bank, additional amounts sufficient to compensate such Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which the Bank reasonably determines to be allocable to the existence of the Bank's obligations hereunder.  A statement as to the amount of such compensation, prepared in good faith and in reasonable detail by the Bank and submitted to the Borrower, shall be conclusive and binding for all purposes absent manifest error in computation.

3.3.           Availability of Types of Loans.  In the event that any applicable law, treaty, or other international agreement, rule, or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to the Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Bank with any guideline, request, or directive of such authority (whether or not having the force of law), including without limitation exchange controls, shall make it unlawful or impossible for the Bank to maintain any Eurodollar Loan at a suitable Lending Installation under this Agreement, shall make it impracticable, unlawful or impossible for, or shall in any way limit or impair ability of, the Borrower to make or the Bank to receive any payment under this Agreement at the place specified for payment hereunder, the Bank shall suspend the availability of Eurodollar Loans and the Borrower shall, upon receiving notice thereof from the Bank, repay in full the then-outstanding principal amount of each Eurodollar Loan so affected, together with all accrued interest thereon to the date of payment and all amounts owing to the Bank under Section 3.4, (a) on the last day of the then-current Interest Period applicable to the Eurodollar Loan if the Bank may lawfully continue to maintain the Eurodollar Loan to that day, or (b) immediately if the Bank may not continue to maintain the Eurodollar Loan to that day.

3.4.           Funding Indemnification.  If the Borrower makes any payment of principal with respect to any Eurodollar Loan on any other date than the last day of an Interest Period applicable thereto (whether pursuant to Section 2.2, Section 2.5, Section 2.7, Section 8.1, or otherwise), or if the Borrower fails to borrow any Eurodollar Loan after notice has been given to the Bank in accordance with Section 2.8, or if the Borrower fails to make any payment of principal or interest in respect of a Eurodollar Loan when due, the Borrower shall reimburse the Bank on demand for any resulting loss or expense incurred by the Bank, including without limitation any loss incurred in obtaining, liquidating, or employing deposits from third parties, whether or not the Bank shall have funded or committed to fund the Eurodollar Loan.  A statement as to the amount of such loss or expense, prepared in good faith and in reasonable detail by the Bank and submitted by the Bank to the Borrower, shall be conclusive and binding for all purposes absent manifest error in computation.  Calculation of all amounts payable to the Bank under this Section 3.4 shall be made as though the Bank shall have actually funded or committed to fund the relevant Eurodollar Loan through the purchase of an underlying deposit in an amount equal to the amount of the Eurodollar Loan in the relevant market and having a maturity comparable to the related Interest Period and through the transfer of such deposit to a domestic office of the Bank in the United States; provided, however, that the Bank may fund any Eurodollar Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the purpose of calculating amounts payable under this Section 3.4.

3.5.           Taxes.  (i)  All payments of principal of and interest on the Loan and other amounts payable by the Borrower hereunder shall be made by the Borrower without setoff or counterclaim, and, subject to the next succeeding sentence, free and clear of, and without deduction or withholding for, or on account of, any Taxes.  If any Taxes are imposed, the Borrower will pay such additional amounts as may be necessary so that payment of principal of and interest on the Loan and other amounts payable hereunder, after withholding or deduction for or on account thereof, will not be less than any amount provided to be paid hereunder and, in any such case, the Borrower will furnish to the Bank certified copies of all tax receipts evidencing the payment of such amounts within 45 days after the date any such payment is due pursuant to applicable law.

                (ii)  In addition, the Borrower agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application ("Other Taxes").

(iii)  The Borrower indemnifies the Bank for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Bank and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  Payments due under this indemnification shall be made within 30 days of the date the Bank makes demand therefor pursuant to Section 3.6.

3.6.           Bank Statements; Survival of Indemnity. To the extent reasonably possible, the Bank shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to the Bank under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Loans under Section 3.3, so long as such designation is not, in the judgment of the Bank, disadvantageous to it.  The Bank shall deliver a written statement to the Borrower as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5.  Such written statement shall set forth in reasonable detail the calculations upon which the Bank determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error.  Determination of amounts payable under such Sections in connection with a Eurodollar Loans shall be calculated as though the Bank funded its Eurodollar Loans through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Credit Extension, whether in fact that is the case or not.  Unless otherwise provided herein, the amount specified in the written statement of the Bank shall be payable on demand after receipt by the Borrower of such written statement.  The obligations of the Borrower under Sections 3.1, 3.2, 3.4, and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1.           Initial Credit Extension.  The Bank shall not be required to make the initial Credit Extension hereunder unless the Borrower has furnished to the Bank and completed the following matters, all in form and substance satisfactory to the Bank:

(i)
Copies of the articles or certificate of incorporation of the Borrower and the Guarantors, together with all amendments, and a certificate of good standing or existence for the Borrower and each Guarantor, each certified by the appropriate governmental officer in its jurisdiction of incorporation.

(ii)
Copies, certified by the Secretary or Assistant Secretary of the Borrower and the Guarantors, of each of their respective by-laws and of each of their respective Board of Directors' resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Borrower and the Guarantors are a party.

(iii)
An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower and the Guarantors, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Borrower and the Guarantors authorized to sign the Loan Documents to which the Borrower and the Guarantors are a party, upon which certificate the Bank shall be entitled to rely until informed of any change in writing by the Borrower or the Guarantors, as the case may be.

(iv)	A certificate, signed by the chief financial officer of the Borrower, stating that on the initial Credit Extension Date no Default or Unmatured Default has occurred and is continuing.

(v)	A written opinion of the Borrower's and the Guarantors' counsel, addressed to the Bank in substantially the form of Exhibit E.

(vi)	Any Note requested by the Bank pursuant to Section 2.13 payable to the order of the Bank.

(vii)
Written money transfer instructions, in substantially the form of Exhibit D, addressed to the Bank and signed by an Authorized Officer, together with such other related money transfer authorizations as the Bank may have reasonably requested.

(viii)	If the initial Credit Extension will be the issuance of a Facility LC, a properly completed Facility LC Application.

(ix)	The Guaranty substantially in the form of Exhibit C.

(x)	Reserved.
(xi)
Excepting only the form 8-K to be filed by the Borrower post-closing, copies of all governmental and non-governmental consents, approvals, authorizations, declarations, registrations or filings, if any, required on the part of the Borrower or the Guarantors in connection with the execution, delivery, and performance of the Loan Documents, or the transactions contemplated thereby or as a condition to the legality, validity or enforceability of the Loan Documents, certified as true and correct and in full force and effect as of the Effective Date by a duly authorized officer of the Borrower or the Guarantors, or, if none are required, a certificate of such officer to that effect.

(xii)	Such other documents as the Bank or its counsel may have reasonably requested.

4.2.           Each Credit Extension.  The Bank shall not be required to make any Credit Extension unless on the applicable Credit Extension Date:

(i)	There exists no Default or Unmatured Default.

(ii)
The representations and warranties contained in Article V are true and correct as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

(iii)	All legal matters incident to the making of such Credit Extension shall be satisfactory to the Bank and its counsel.

(iv)
The Bank shall have received a Borrowing Notice or, in the case of any issuance of a Facility  LC, a properly completed Facility LC Application and such other documentation in connection therewith as requested by the Bank.

Each Borrowing Notice or request for issuance of a Facility LC with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Bank that:

5.1.           Existence and Standing.  Each of the Borrower and its Active Subsidiaries is a corporation duly and properly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.  The Borrower has all requisite corporate power to own or lease the properties used in its business and to carry on its business as now being conducted and as proposed to be conducted.

5.2.           Authorization and Validity.  The Borrower and each Guarantor, as the case may be, has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder.  The execution and delivery by the Borrower and each of the Guarantors, as the case may be, of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which the Borrower and each of the Guarantors is a party, as the case may be, constitute legal, valid and binding obligations of the Borrower and each of the Guarantors, as the case may be, enforceable against the Borrower or each Guarantor, as the case may be, in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

5.3.           No Conflict; Government Consent.  Neither the execution and delivery by the Borrower or the Guarantors of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (ii) the Borrower's or any Subsidiary's articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement.  No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4.           Financial Statements.  The July 31, 2007, consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Bank were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

5.5.           Material Adverse Change.  Since October 31, 2006, there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

5.6.           Taxes.  The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists.  No tax liens have been filed and no claims are being asserted with respect to any such taxes.  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.7.           Litigation and Contingent Obligations.  There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions.  Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8.           Subsidiaries.  Schedule 5.8 contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective Capital Stock or other ownership interests owned by the Borrower or other Subsidiaries.  All of the issued and outstanding shares of Capital Stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.  Each Subsidiary of the Borrower has and will have all requisite corporate power to own or lease the properties used in its business and to carry on its business as now being conducted and as proposed to be conducted.

5.9.           ERISA.  There are no Unfunded Liabilities of any Single Employer Plans of the Borrower or the Guarantors.  Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans.  Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

5.10.           Accuracy of Information.  No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Bank in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.11.           Regulation U.  Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

5.12.           Material Agreements.  Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness.

5.13.           Compliance With Laws.  The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property.

5.14.           Ownership of Properties.  On the date of this Agreement, the Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.15, to all of the Property and assets reflected in the Borrower's most recent consolidated financial statements provided to the Bank as owned by the Borrower and its Subsidiaries.

5.15.           Plan Assets; Prohibited Transactions.  The Borrower is not an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.16.           Environmental Matters. In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws.  On the basis of this consideration, the Borrower and each of its Subsidiaries has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.17.           Investment Company Act.  Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

5.18.           Public Utility Holding Company Act.  Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.19.           Insurance.  The certificate signed by the President or Chief Financial Officer of the Borrower, that attests to the existence and adequacy of, and summarizes, the property and casualty insurance program carried by the Borrower with respect to itself and its Subsidiaries and that has been furnished by the Borrower to the Bank, is complete and accurate.  This summary includes the insurer's or insurers' name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, exclusion(s), and deductibles.  This summary also includes similar information, and describes any reserves, relating to any self-insurance program that is in effect.

5.20           [Reserved]

5.21           Disclosure.  No report or other information furnished in writing or on behalf of the Borrower or any Guarantor to the Bank in connection with the negotiation or administration of this Agreement contains any material misstatement of fact or omits to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made.  Neither this Agreement, any Notes or the Guaranty, nor any other document, certificate, or report or statement or other information furnished to the Bank by or on behalf of the Borrower or any Guarantor in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact in order to make the statements contained herein and therein not misleading in light of the circumstances in which they were made.  There is no fact known to the Borrower or any Guarantor which materially and adversely affects, or which in the future may (so far as the Borrower or any Guarantor can now foresee) materially and adversely affect, the business, properties, operations or condition, financial or otherwise, of the Borrower, any Guarantor or any of their respective Subsidiaries, which has not been set forth in this Agreement or in the other documents, certificates, statements, reports and other information furnished in writing to the Bank by or on behalf of the Borrower or any Guarantor in connection with the transactions contemplated by this Agreement.

5.22           Intellectual Property.  The Borrower and each of its Subsidiaries owns, or is licensed to use, all trademarks, trade names, service marks, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted (the "Intellectual Property") except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect.  No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower or any of its Subsidiaries know of any valid basis for any such claim, the use of such Intellectual Property by the Borrower and each of its Subsidiaries does not infringe on the rights of any Person, and, to the knowledge of the Borrower, no Intellectual Property has been infringed, misappropriated or diluted by any other Person except for such claims, infringements, misappropriation and dilutions that, in the aggregate, could not have a Material Adverse Effect.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Bank shall otherwise consent in writing:

6.1.           Financial Reporting.  The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Bank:

(i)
Within 110 days after the close of each of its fiscal years, an unqualified audit report certified by independent certified public accountants acceptable to the Bank, prepared in accordance with Agreement Accounting Principles on a consolidated (and if requested by the Bank consolidating) basis (except that consolidated balance sheets and statements of operations and retained earnings need not be given for Inactive Subsidiaries or Active Subsidiaries whose only asset is the Capital Stock of another Subsidiary of the Borrower and consolidating statements need not be certified by such accountants) for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by a certificate of the Borrower's chief financial officer or principal accounting officer as required under Section 6.1(ii).

(ii)
Within 45 days after the close of each fiscal quarter, for itself and its Subsidiaries, consolidated (and if requested by the Bank consolidating) unaudited balance sheets as at the close of each such fiscal quarter and consolidated (and if requested by the Bank consolidating) profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such fiscal quarter (except that consolidating balance sheets and statements of operations and retained earnings need not be given for Inactive Subsidiaries or Active Subsidiaries whose only asset is the Capital Stock of another Subsidiary of the Borrower), all certified by its chief financial officer or principal accounting officer as fairly presenting the consolidated financial position of the Borrower and its Subsidiaries for the periods contained therein and as having been prepared in accordance with Agreement Accounting Principles, together with a compliance certificate and attached compliance statement substantially in the form of Exhibit B.

(iii)
As soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

(iv)
As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries.

(v)	Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

(vi)
Promptly upon the filing thereof, notice regarding the filing of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

(vii)	[Reserved]

(viii)	[Reserved]

(vix)	Such other information (including non-financial information) as the Bank may from time to time reasonably request.

6.2.           Use of Proceeds.  The Borrower will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions for general corporate purposes, which may include, without limitation, Acquisitions permitted under Section 6.14(iv), and, with respect to Taiwan Facility LCs, as provided in Section 2.18.1(a).  The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Loans to purchase or carry any "margin stock" (as defined in Regulation U).

6.3.           Notice of Default.  The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Bank of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

6.4.           Conduct of Business.  The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

6.5.           Taxes.  The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

6.6.           Insurance.  The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to the Bank upon request full information as to the insurance carried.

6.7.           Compliance with Laws.  The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

6.8.           Maintenance of Properties.  The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

6.9.           Inspection.  The Borrower will, and will cause each Subsidiary to, permit the Bank, by its representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Bank may designate.

6.10           Dividends.  The Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends or make any distributions on its Capital Stock (other than dividends payable in its own Capital Stock) or redeem, repurchase or otherwise acquire or retire any of its Capital Stock at any time outstanding; provided that if (i) no Default or Unmatured Default has occurred and is continuing or would be caused thereby and (ii) as of the end of the fiscal quarter of the Borrower immediately preceding the date of declaration, payment, distribution, redemption, repurchase, acquisition or retirement, as the case may be, the Total Funded Debt/EBITDA Ratio was less than 3.0, the Borrower may declare and pay such dividends, make such distributions and make such redemptions, repurchases or other acquisitions or retirements which in the aggregate do not exceed $5,000,000 in any fiscal year.

6.11.           Indebtedness.  The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(i)	The Loans, the other Outstanding Facilities, and the Reimbursement Obligations.

(ii)	Indebtedness arising under Rate Management Transactions.

(iii)	The Hurco GmbH Facility and a guaranty of payment of the Hurco GmbH Facility from the Borrower or any Subsidiary.

(iv)	Indebtedness of any Subsidiary owing to the Borrower or to any other Subsidiary and Indebtedness of the Borrower owing to any Subsidiary.

(v)
The UK Facility, the Taiwan Facility (or one or more Replacement Taiwan Facilities in an aggregate principal amount up to the principal amount of the Taiwan Facility when it was available), the Hurco UK Guaranty and the Hurco Taiwan Guaranty.

(vi)	Product warranty obligations incurred in the ordinary course of business.

(vii)	[Reserved]

(viii)	[Reserved]
(ix)	Subordinated Indebtedness.

(x)	Indebtedness (other than Indebtedness permitted above in this Section 6.11) in an aggregate outstanding principal amount not exceeding $10,000,000 at any time.

6.12.           Merger.  The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except (i) that a Subsidiary may merge into the Borrower or a Wholly-Owned Subsidiary and (ii) as permitted under Section 6.14(iv).

6.13.           Sale of Assets.  The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property (other than cash) to any other Person, except:

(i)	Sales and leases of inventory in the ordinary course of business, and licensing of software, patents, and other assets in the ordinary course of business.

(ii)
Leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries.

(iii)	Sales of the Borrower's Capital Stock.

6.14.           Investments and Acquisitions.  The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (excluding loans and advances to, and other Investments in, Subsidiaries permitted by Section 6.11), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

(i)
Cash Equivalent Investments, Investments under the Hurco Deferred Compensation Plan made pursuant to the Hurco Deferred Compensation Plan Trust Agreement and existing Investments in wholly-owned Subsidiaries.

(ii)	Other Investments (other than Investments described in clause (i) above of this Section 6.14) in existence on the date hereof and described in Schedule 6.14.

(iii)	Additional Investments comprised of capital contributions (whether in the form of cash, a note, or other assets), up to $1,000,000 in the aggregate, to new or existing Subsidiaries.

(iv)
The Borrower or any Subsidiary may make any Acquisition so long as (i) the Borrower or such Subsidiary, as the case may be, shall be the survivor of such Acquisition, (ii) the Acquisition is of or with a Person engaged in a line of business similar to the lines of business presently engaged in by the Borrower, which include the manufacturing of machine tools, development of software for machine tools and distribution of machine tools, or a line of business that reasonably would be considered an ordinary extension of any such line of business presently engaged in by the Borrower, (iii) the Acquisition is consensual and not hostile or contested, (iv) both immediately before and after giving effect to such Acquisition, no Default or Unmatured Default shall have occurred and be continuing or would result therefrom and the representations and warranties contained in this Agreement and in the other Loan Documents shall be true and correct on and as of the date thereof (both before and after such Acquisition is consummated), (v) as soon as available, and in any event not less than thirty (30) days prior to the proposed date of consummation of such Acquisition, the Borrower shall have furnished to the Bank a summary of the proposed Acquisition, copies of the purchase, merger or investment agreement and all other documents related to such Acquisition (the "Acquisition Documents"), copies of historical financial statements with respect to the entity or assets being acquired, and a pro forma consolidated balance sheet and projected cash flows for the Borrower and its Subsidiaries, and pro forma covenant compliance calculations, taking into account such acquisition, and all other business and financial information reasonably requested by the Bank, all in form and detail satisfactory to the Bank, (vi) all parties to the Acquisition Documents shall have consented to the assignment to the Bank of all rights of the Borrower and its Subsidiaries under the Acquisition Documents and to the reliance by the Bank on all opinions delivered in connection with such Acquisition, (vii) neither the Borrower nor any of its Subsidiaries shall, as a result of or in connection with such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could reasonably be expected to have a Material Adverse Effect, (viii) immediately before and after the consummation of such Acquisition, the sum of the unused amount of the Commitment plus the Borrower's cash on hand as demonstrated to the Bank to its reasonable satisfaction shall be not less than $5,000,000, and (ix) concurrently with the consummation of such Acquisition, the Borrower and its Subsidiaries, including without limitation each such Subsidiary acquired or created in connection with such Acquisition, shall comply with all of the requirements of this Agreement and the other Loan Documents, including without limitation causing to be executed and/or delivered at such time all agreements and other documents of the types required under Sections 4.1, 6.22 and 6.23 of this Agreement.

6.15.           Liens.  The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

(i)
Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

(ii)
Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due.

(iii)	Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(iv)
Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

(v)	The interest or title of a lessor under any lease (including without limitation Capitalized Leases) otherwise permitted under this Agreement with respect to the property subject to such lease.

(vi)	Liens on the assets of Hurco GmbH and Hurco BV to secure the Hurco GmbH Facility.

(vii)	[Reserved]

(xiii)	[Reserved]
(ix)	[Reserved]

(x)	[Reserved]

(xi)
Any Lien created to secure payment of a portion of the purchase price of any tangible fixed asset acquired by the Borrower or any of its Subsidiaries (including without limitation any such purchase money liens pre-existing on assets acquired pursuant to any Acquisition permitted under Section 6.14(iv)) may be created or suffered to exist upon such fixed asset if the aggregate principal amount of all Indebtedness secured by such Liens plus the aggregate amount of obligations of the Borrower and its Subsidiaries under the resulting leases under all Sale and Leaseback Transactions permitted under Section 6.17 does not exceed $10,000,000 at any time, provided that such Lien does not encumber any other asset at any time owned by the Borrower or such Subsidiary, and provided, further, that not more than one such Lien shall encumber such fixed asset at any one time.

6.16.           Affiliates.  The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

6.17.           Sale and Leaseback Transactions.  The Borrower will not, nor will it permit any Subsidiary to, enter into or suffer to exist any Sale and Leaseback Transaction if the sum of the aggregate amount of obligations of the Borrower and its Subsidiaries under the resulting leases under all such Sale and Leaseback Transactions plus the aggregate principal amount of all Indebtedness secured by Liens permitted under Section 6.15(xi) does not exceed $10,000,000 at any time.

6.18.           Contingent Obligations.  The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except (i) by endorsement of instruments for deposit or collection in the ordinary course of business, (ii) the Reimbursement Obligations, (iii) the Credit Obligations, (iv) the Guaranty and the Hurco UK Guaranty and Hurco Taiwan Guaranty, (v) the Guaranty of Underlease dated on or about April 30, 2002, among CMP Batteries Limited, Hurco Europe, and the Borrower, and (vii) to the extent permitted by Section 6.11.

6.19.           [Reserved]

6.20.           Financial Covenants.

6.20.1.	[Reserved]

6.20.2.        Maximum Consolidated Total Indebtedness to Consolidated Total Capitalization.  The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters beginning with the fiscal quarter ending October 31, 2007, of (i) Consolidated Total Indebtedness to (ii) Consolidated Total Capitalization, to be greater than 0.50 to 1.0.

6.20.3.        [Reserved]

6.20.4.        Net Income.  The Borrower will not permit or suffer Consolidated Net Income determined as of the end of any fiscal quarter, for the four fiscal quarters then ending, beginning with the period of four fiscal quarters ending October 31, 2007, to be less than $0.

6.21.           Banking Relationship.  The Borrower will use, and cause its Domestic Subsidiaries to use, the Bank as its primary bank of account and related account services.

6.22.           Guaranty.  The Borrower will promptly, but not more than 10 days after such event, cause each Domestic Subsidiary which is acquired or created or which ceases to be an Inactive Subsidiary after the date hereof to execute and deliver to the Bank a Guaranty.  The Borrower shall notify the Bank, within 10 days after the occurrence thereof, of any Person becoming a Subsidiary.

6.23.           Further Assurances.  The Borrower will, and will cause each Guarantor to, execute and deliver within 30 days after request therefor by the Bank, all further instruments and documents and take all further action that may be necessary or desirable, or that the Bank may request, in order to give effect to, and to aid in the exercise and enforcement of the rights and remedies of the Bank under, this Agreement, the Notes and the Guaranty.  In addition, the Borrower agrees to deliver to the Bank within 30 days after the acquisition or creation of any Subsidiary not listed in Schedule 5.8 hereto, supplements to Schedule 5.8 such that such Schedule, together with such supplements, shall at all times accurately reflect the information provided for thereon.

6.24.           Accounting Changes.  Until the Facility Termination Date and thereafter until payment in full of accrued interest on the Notes and the performance of all other Obligations, the Borrower agrees that, unless the Bank shall otherwise consent in writing it shall not, and shall not permit any of its Subsidiaries to, change their respective fiscal years or make any significant changes (i) in accounting treatment and reporting practices except as permitted by Agreement Accounting Principles and disclosed to the Bank, or (ii) in tax reporting treatment except as permitted by law and disclosed to the Bank.

6.25.           Inconsistent Agreements.  Until the Facility Termination Date and thereafter until payment in full of accrued interest on the Notes and the performance of all other Obligations, the Borrower agrees that, unless the Bank shall otherwise consent in writing it shall not, and shall not permit any of its Subsidiaries to, enter into any agreement containing any provision which would be violated or breached by this Agreement or any of the transactions contemplated hereby or by performance by the Borrower or any of its Subsidiaries of the obligations in connection therewith.

6.26           Negative Pledge Limitation. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement with any Person other than the Bank pursuant hereto which prohibits or limits the ability of the Borrower or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired (provided, however, that the foregoing does not include any prohibition or limitation with respect to further Liens on assets that are subject to Permitted Liens).

6.27           Government Regulation. The Borrower shall not (i) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset  Control list) that prohibits or limits Bank from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (ii) fail to provide documentary and other evidence of Borrower's identity as may be requested by Bank at any time to enable Bank to verify Borrower's identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1.           Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Bank under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made or deemed made and such failure continues for more than five days following written notice thereof to the Borrower.

7.2.           Nonpayment of principal of any Credit Obligation when due, nonpayment of any Reimbursement Obligation when due, or nonpayment of interest upon any Credit Extension or of any amendment fee, LC Fee, facility fee or other obligations under any of the Loan Documents when due, which nonpayment continues for a period of three days following written notice thereof to the Borrower by the Bank.

7.3.           The breach by the Borrower of any of the terms or provisions of Section 6.10 through Section 6.25, and such breach continues for more than ten days following written notice thereof to the Borrower or after the Borrower otherwise becomes aware of such breach.

7.4.           The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within thirty days after written notice from the Bank or after the Borrower otherwise becomes aware of such breach.

7.5.           Failure of the Borrower or any of its Active Subsidiaries or any Guarantor to pay when due any Indebtedness (other than Indebtedness hereunder but including the UK Facility and the Taiwan Facility); or the default by the Borrower or any of its Subsidiaries or any Guarantor in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, including without limitation any event that shall occur or condition that shall exist, the effect of which default or event or condition is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any Indebtedness of the Borrower or any of its Subsidiaries or any Guarantor shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries or any Guarantor shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.6.           The Borrower or any of its Subsidiaries or any Guarantor shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7.           Without the application, approval or consent of the Borrower or any of its Active Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Active Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

7.8.           Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Active Subsidiaries which, when taken together with all other Property of the Borrower and its Active Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9.           The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $100,000 (or equivalent thereof in currencies other than Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

7.10.         There are any Unfunded Liabilities of any Single Employer Plans for which the Borrower or any Guarantor may be liable or any Reportable Event shall occur in connection with any Plan.

7.11.         The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan.

7.12.         The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs.

7.13.         The Borrower or any of its Subsidiaries shall (i) be the subject of any proceeding or, to its knowledge, investigation pertaining to the release by the Borrower, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect.

7.14.         The occurrence of any "default", as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.

7.15.         Nonpayment by the Borrower or any Subsidiary of any Rate Management Obligation when due or the breach by the Borrower or any Subsidiary of any term, provision or condition contained in any Rate Management Transaction.

7.16.         Any Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of any Guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under any Guaranty to which it is a party, or shall give notice to such effect.

7.17.         [Reserved]

7.18.         The representations and warranties set forth in Section 5.15 shall at any time not be true and correct.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1.           Acceleration; Facility LC Collateral Account.  (i) If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Bank to make Loans hereunder and the obligation  of the Bank to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Bank and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Bank an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the "Collateral Shortfall Amount").  If any other Default occurs, the Bank may (a) terminate or suspend its obligations to make Loans hereunder and its obligation to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower expressly waives, and (b) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Bank the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(ii)  If at any time while any Default is continuing, the Bank determines that the Collateral Shortfall Amount at such time is greater than zero, the Bank may make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Bank the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(iii) The Bank may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrower to the Bank under the Loan Documents.

(iv)  At any time while any Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account.  After all of the Obligations have been indefeasibly paid in full and the Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Bank to the Borrower or paid to whomever may be legally entitled thereto at such time.

8.2.           Amendments.  The Bank and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Borrower hereunder or waiving any Default hereunder.

8.3.           Preservation of Rights.  No delay or omission of the Bank to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Bank, and then only to the extent in such writing specifically set forth.  All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Bank until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1.           Survival of Representations.  All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

9.2.           Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, the Bank shall not be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3.           Headings.  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4.           Entire Agreement.  The Loan Documents embody the entire agreement and understanding among the Borrower and the Bank and supersede all prior agreements and understandings among the Borrower and the Bank relating to the subject matter thereof.

9.5.           Benefits of this Agreement.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

9.6.           Expenses; Indemnification.  (i)  The Borrower shall reimburse the Bank for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and reasonable time charges of attorneys for the Bank, which attorneys may be employees of the Bank) paid or incurred by the Bank in connection with the preparation, negotiation, execution, delivery, distribution (including, without limitation, via the internet), review, amendment, modification, and administration of the Loan Documents.  The Borrower also agrees to reimburse the Bank for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and reasonable time charges of attorneys for the Bank, which attorneys may be employees of the Bank) paid or incurred by the Bank in connection with the collection and enforcement of the Loan Documents.  The Borrower acknowledges that from time to time the Bank may prepare (but shall have no obligation or duty to prepare) certain audit reports (the "Reports") pertaining to the Borrower's assets for internal use by the Bank from information furnished to it by or on behalf of the Borrower, after the Bank has exercised its rights of inspection pursuant to this Agreement.

(ii)  The Borrower further agrees to indemnify the Bank, its affiliates, and each of its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Bank or any Affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification.  The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

9.7.           Accounting.  Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Borrower and all its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Borrower's audited financial statements.

9.8.           Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.9.           Nonliability of the Bank.  The relationship between the Borrower on the one hand and the Bank on the other hand shall be solely that of borrower and lender.  The Bank shall not have any fiduciary responsibilities to the Borrower.  The Bank does not undertake any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.  The Borrower agrees that the Bank shall not have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.  The Bank shall not have any liability with respect to, and the Borrower waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.10.         Confidentiality.  The Bank agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Affiliate or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Affiliate is a party, (vi) to such Affiliate's direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, and (vii) permitted by Section 11.4.

9.11.         Disclosure.  The Borrower acknowledges and agrees that the Bank and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

9.12.         Construction of Certain Provisions.  If any provision of this Agreement refers to any action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person, whether or not expressly specified in such provision.

9.13.         Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

9.14.           Interest Rate Limitation. Notwithstanding any provisions of this Agreement or the Notes, in no event shall the amount of interest paid or agreed to be paid by the Borrower exceed an amount computed at the highest rate of interest permissible under applicable law.  If, from any circumstances whatsoever, fulfillment of any provision of this Agreement or the Notes at the time performance of such provision shall be due shall involve exceeding the interest rate limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipsofacto, the obligations to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law.  If for any reason whatsoever the Bank shall ever receive as interest an amount which would be deemed unlawful under such applicable law, the amount shall be automatically applied to the payment of principal of the Loans outstanding hereunder (whether or not then due and payable) and not to the payment of interest, or shall be refunded to the Borrower if such principal and all other obligations of the Borrower to the Bank have been paid in full.

9.15.           USA Patriot Act Notification.  The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product.  What this means for Borrower: When Borrower opens an account, Bank will ask for Borrower's name, tax identification number, business address, and other information that will allow Bank to identify Borrower.  Bank may also ask to see Borrower's legal organization documents or other identifying documents.

9.16.           Termination of Existing Credit Agreement; Existing US Facility LC.  The Third Amended and Restated Credit Agreement and Amendment to Reimbursement Agreement dated as of December 1, 2003, as amended (the "Existing Credit Agreement"), by and between the Borrower and the Bank is terminated as of the Effective Date and on such date, prior to or concurrently with the first Credit Extension under this Agreement, the Borrower shall pay in full the Outstanding Credit Exposure (as defined in the Existing Credit Agreement) and all other unpaid Obligations (as defined in the Existing Credit Agreement); provided that the Existing US Facility LC, which was issued pursuant to the Existing Credit Agreement, shall continue in effect, shall be deemed a US Facility LC issued and outstanding under, and for all purposes of, this Agreement, shall count as usage of the Commitment under this Agreement and shall be subject to all the terms and conditions of this Agreement, including without limitation the Borrower's reimbursement obligation, as fully as if the Existing US Facility LC were a US Facility LC originally issued and outstanding under this Agreement.

ARTICLE X

SETOFF

In addition to, and without limitation of, any rights of the Bank under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by the Bank or any Affiliate of the Bank to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations and the Rate Management Obligations owing to the Bank, whether or not the Obligations and the Rate Management Obligations, or any part thereof, shall then be due.

ARTICLE XI

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

  11.1.         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that the Borrower may not, without the prior written consent of the Bank, assign its rights or obligations hereunder or under any Notes and the Bank shall not be obligated to make any Loan hereunder to, or issue any Facility LC for the account of, any entity other than the Borrower.

  11.2.         Participations.

11.2.1.      Permitted Participants; Effect.  The Bank may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Outstanding Credit Exposure of the Bank, any Note held by the Bank, any Commitment or Taiwan Facility LC Commitment of the Bank or any other interest of the Bank under the Loan Documents.  In the event of any such sale by the Bank of participating interests to a Participant, the Bank's obligations under the Loan Documents shall remain unchanged, the Bank shall remain solely responsible to the Borrower for the performance of such obligations, the Bank shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if the Bank had not sold such participating interests, and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations under the Loan Documents.

11.2.2.     Voting Rights.  Unless otherwise agreed between the Bank and any Participant, the Bank shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents.

11.2.3.     Benefit of Setoff.  The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Article 10 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as the Bank under the Loan Documents, provided that the Bank shall retain the right of setoff provided in Article 10 with respect to the amount of participating interests sold to each Participant.  The Bank agrees to share with each Participant, and each Participant, by exercising the right of setoff provided in Article 10, agrees to share with the Bank, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with their respective pro rata shares of the Commitment or, if the Commitment is no longer available, in accordance with their respective pro rata shares of the Outstanding Credit Exposure.

  11.3.         Dissemination of Information.  The Borrower authorizes the Bank to disclose to any Participant or any other Person acquiring an interest in the Loan Documents by operation of law or otherwise (each a "Transferee") and any prospective Transferee any and all information in the Bank's possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.10 of this Agreement.

ARTICLE XII

NOTICES

12.1.           Notices.  Except as otherwise permitted by Section 2.8 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: in the case of the Borrower or the Bank, at its address or facsimile number set forth on the signature pages hereof, or in the case of any future party, at such other address or facsimile number as such future party may hereafter specify for the purpose by notice to the Bank and the Borrower in accordance with the provisions of this Section 12.1.  Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Bank under Article II shall not be effective until received.

12.2.           Change of Address.  The Borrower and the Bank may each change the address for service of notice upon it by a notice in writing to the other party hereto.

ARTICLE XIII

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and either party hereto may execute this Agreement by signing any such counterpart.  This Agreement shall be effective when it has been executed by the Borrower and the Bank and the Borrower has notified the Bank by facsimile transmission or telephone that it has taken such action.

ARTICLE XIV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

14.1.           CHOICE OF LAW.  THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF INDIANA, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

14.2.           CONSENT TO JURISDICTION.  THE BORROWER IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR INDIANA STATE COURT SITTING IN INDIANAPOLIS, INDIANA, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE BANK TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE BANK OR ANY AFFILIATE OF THE BANK INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN INDIANAPOLIS, INDIANA.

14.3.           WAIVER OF JURY TRIAL.  THE BORROWER AND THE BANK WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[The balance of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Borrower and the Bank have executed this Agreement as of the date first above written.

                                                                                                               HURCO COMPANIES, INC.

                                        By:           /s/ John G. Oblazney
John G. Oblazney
Title:       Vice President, Secretary, Treasurer, andChief Financial Officer
One Technology Way
Indianapolis, Indiana  46268
Attention:  CFO
Telephone:  (317) 293-5309
FAX:             (317) 347-6201

JPMORGAN CHASE BANK, N.A.

By:          /s/John C. Otteson
John C. Otteson
Title:       Vice President
Mail Code IN1-0046
1 East Ohio Street, 4th Floor
Indianapolis, Indiana 46277
Attention:  John C. Otteson
Telephone:  (317) 767-8335
FAX:            (317) 767-8008